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                      [LETTERHEAD OF KIRKLAND & ELLIS LLP]



                                                                     Exhibit 8.1

                                November 1, 2005


Commercial Vehicle Group, Inc.
and the Guarantors set forth below
6530 West Campus Oval
New Albany, Ohio 43054

         Re:  Registration Statement on Form S-4 (Registration No. 333-     )
              ---------------------------------------------------------------

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special legal counsel to Commercial Vehicle Group, Inc., a Delaware corporation (the "Issuer"), Trim Systems, Inc., a Delaware corporation, Trim Systems Operating Corp., a Delaware corporation, National Seating Company, a Delaware corporation, CVS Holdings, Inc., a Delaware corporation, Sprague Devices, Inc., a Delaware corporation, CVG Management Corporation, a Delaware corporation, CVG Logistics, LLC, a Delaware limited liability company, Mayflower Vehicle Systems, LLC, a Delaware limited liability company, Monona Corporation, a Delaware corporation, Monona Wire Corporation, an Iowa corporation, Monona (Mexico) Holdings LLC, an Illinois limited liability company, and Cabarrus Plastics, Inc., a North Carolina company (collectively, the "Guarantors"). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer's 8% Senior Notes due 2013, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-_________) to be filed with the Securities and Exchange Commission (the "Commission") on or about November 1, 2005, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors.

         You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations."

         The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed




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Commercial Vehicle Group, Inc.
November 1, 2005
Page 2



thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

         Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations."

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                   Sincerely,

                                                   /s/ Kirkland & Ellis LLP

                                                   Kirkland & Ellis LLP